Exhibit 99.1

Ramco-Gershenson Properties Trust
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
(248) 350-9900
FAX: (248) 350-9925
NYSE: RPT

Contact:	Dennis Gershenson, President & CEO or Richard Smith, CFO	FOR IMMEDIATE RELEASE
PHONE:	(248) 350-9900
FAX:	(248) 350-9925

RAMCO-GERSHENSON AGREES TO PURCHASE
SEVEN FLORIDA SHOPPING CENTERS

FARMINGTON HILLS, Mich., November 24, 2004— Ramco-Gershenson Properties Trust (NYSE:RPT) announced today that it has entered into an agreement to purchase seven Florida shopping centers totaling approximately 1.2 million square feet with an aggregate value of $138.3 million. The Company expects to close on three of the assets, which are unencumbered, during the fourth quarter of 2004. The other shopping centers will be acquired in the first quarter of 2005 as the Company secures lender approval on the existing financing. The completion of the transaction is also subject to due diligence and standard closing conditions. In addition to assuming $54.5 million in debt, the Company plans to fund the remainder of the transaction through a variety of sources, which may include the formation of an off-balance sheet joint venture.

The shopping centers include Treasure Coast Commons (92,979 square feet) in Jensen Beach, Vista Plaza (109,728 square feet) in Jensen Beach, Martin Square (333,356 square feet) in Stuart, Marketplace of Delray (247,023 square feet) in Delray Beach, Village of Oriole Plaza (155,752 square feet) in Delray Beach, West Broward Shopping Center (155,809 square feet) in Plantation and Village Plaza (135,000 square feet) in Lakeland. Major tenants include: Bed, Bath & Beyond, Barnes & Noble, Circuit City, Michaels, Publix, Staples, The Sports Authority and Winn Dixie.

“We are very pleased to announce these pending acquisitions. The majority of the seven shopping centers are located in demographically strong trade areas with significant barriers to entry. The centers will complement our existing Florida portfolio and will allow us to capitalize on operating efficiencies and leasing synergies”, said Dennis Gershenson, President and Chief Executive Officer. “The Company is pursuing a number of alternative forms of financing for the acquisition, including an off-balance sheet joint venture, which will allow us to leverage our capital to produce a significant shareholder return.”

Ramco-Gershenson Properties Trust has a portfolio of 70 shopping centers totaling approximately 15.0 million square feet of gross leasable area, consisting of 69 community centers and one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Farmington Hills, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which

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the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

For further information on Ramco-Gershenson Properties Trust visit the Company’s
Website at www.rgpt.com

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